Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-277504, 333-270425 and 333-253143 on Form S-8 and Registration Statement No. 333-268270 on Form S-3, of our report dated March 4, 2025, relating to the financial statements of Hydrofarm Holdings Group, Inc., appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.
/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
March 4, 2025